EXHIBIT 23.2

McGrail Merkel Quinn & Associates CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS	Francis J. Merkel, CPA Joseph J. Quinn, CPA, CVA Daniel J. Gerrity, CPA Mary Ann E. Novak, CPA

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference into North Penn Bancorp, Inc.’s Registration Statement on Form S-3 of our report dated March 23, 2007, relating to the consolidated financial statements included in North Penn Bancorp, Inc.’s Annual Report on Form 10-KSB for the year ended December 31, 2006, and to the use of our name under the heading “Experts” in the Registration Statement.

/s/ McGrail Merkel Quinn

& Associates

Scranton, Pennsylvania

February 28, 2008

RSM McGladreyNetwork

An Independently Owned Member

Clay Avenue Professional Plaza, 1173 Clay Avenue, Scranton, PA 18510 570961-0345 Fax: 570 961-8650
www.mmq.com